[Sara Lee Corporation Letterhead]

Exhibit 5

August 5, 2003

Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Re:    Sara Lee Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Deputy General Counsel and Assistant Secretary of Sara Lee Corporation (the “Company”). In such capacity, I am familiar with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 35,000,000 shares of the Company’s common stock, $.01 par value (“Common Stock”), including the preferred stock purchase rights appurtenant thereto, to be issued pursuant to the Sara Lee Corporation 2002 Long-Term Incentive Stock Plan (the “Plan”). The terms of the preferred stock purchase rights are set forth in the Rights Agreement dated as of March 26, 1998, as amended on June 1, 2002 (the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent.

In rendering this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate and other records and certificates as I deemed necessary as a basis for this opinion, including without limitation the Registration Statement, the Plan, the Articles of Restatement of Charter and the By-Laws of the Company and all supplements or amendments thereto, and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to this opinion that were not independently established or verified by me, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, I am of the opinion that:

1.    The shares of Common Stock registered under the Registration Statement, when issued pursuant to the terms of the Plan and upon the payment of the consideration therefor as required by the term of the Plan, will be validly issued, fully paid and non-assessable.

2.    The preferred stock purchase rights associated with each share of Common Stock registered under the Registration Statement and issued pursuant to the Plan will be validly issued

Securities and Exchange Commission

August 5, 2003

when (i) such rights shall have been duly issued in accordance with the terms of the Rights Agreement, and (ii) such shares of Common Stock shall have been duly issued and paid for as set forth in paragraph 1.

This opinion is limited to the General Corporation Law of the State of Maryland. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

I consent to the use of this opinion in the Registration Statement and to the reference therein to my name under the heading “Interests of Named Experts and Counsel.” In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/    R. Henry Kleeman,

Vice President, Deputy General Counsel

and Assistant Secretary